                                                                [EXECUTION COPY]
                                                                   EXHIBIT 10.12




                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                             AS OF NOVEMBER 3, 2000

                                    BETWEEN

                          ADVANCED MICRO DEVICES, INC.

                                      AND

                               W. J. SANDERS III

                               TABLE OF CONTENTS
                                                                            Page

1.   Term.................................................................... 2

2.   Position and Duties..................................................... 2

3.   Salary.................................................................. 3

4.   Bonus................................................................... 4

5.   Stock Options and Related Incentive Plans............................... 5

6.   Reimbursement of Expenses............................................... 7

7.   Other Benefits During Service........................................... 7

8.   Special Retirement Benefit; Change of Control........................... 8

9.   Disability Benefits.................................................... 10

10.  Death During Service; Split Dollar Policy.............................. 10

11.  Confidential Information............................................... 11

12.  Inventions, Patents, Copyrights and Proprietary Information............ 12

13.  Termination by Company................................................. 12

14.  Termination by Executive............................................... 15

15.  Consequences of a Section 14 Termination by Executive, a Termination by
     Company for Certain Reasons or a Breach by Company..................... 15

16.  Other Benefits Following Termination of Service........................ 17

17.  Indemnification........................................................ 19

18.  Remedies............................................................... 19

19.  Binding Agreement...................................................... 19

20.  No Attachment.......................................................... 20

21.  Assignment............................................................. 20

22.  Waiver................................................................. 20

23.  Notice................................................................. 20

24.  Governing Law.......................................................... 21

25.  Costs.................................................................. 21

26.  Severability........................................................... 21

27.  Arbitration............................................................ 21

28.  Entire Agreement....................................................... 22

29.  Survival............................................................... 22

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                          DATED AS OF NOVEMBER 3, 2000
                          ADVANCED MICRO DEVICES, INC.
                                      AND
                               W. J. SANDERS III



This Amended and Restated Employment Agreement (the "Agreement") is made and
                                                     ---------
entered into as of the 3rd day of November, 2000 (the "Effective Date") by and
                                                       --------------
between W. J. Sanders III ("Executive") and Advanced Micro Devices, Inc., a
                            ---------
Delaware corporation ("Company") and amends and restates in its entirety the
                       -------
agreement between them as of September 29, 1996.


                                R E C I T A L S

          A. Executive and Company entered into an employment agreement as of July 1, 1991 (the "Original Employment Agreement"), which was amended and
                   -----------------------------
completely restated as of September 29, 1996 (the "Prior Employment Agreement").
                                                   --------------------------

          B. Executive is the founder of Company and remains instrumental to developing and expanding its business and operations, possesses unique and invaluable knowledge, skills and judgment with respect to such business, and maintains strong ties with the business community essential to the continued success and growth of Company.

          C. The non-management directors believe that Executive is uniquely qualified to protect and enhance the best interests of Company and its stockholders and that entering into this amended employment contract to provide for Executive's continued stewardship will be of great value to Company and the long-term interests of its stockholders.

          D. Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of Company and its stockholders.

          E. The non-management members of Company's Board of Directors have determined that in the event of that contingency it is imperative to be able to rely upon management's continuance and in particular Executive's leadership, and that appropriate steps should be taken to reinforce and encourage that leadership and to reward Executive's essential service.

          F. Executive and Company now desire to recognize Executive's extraordinary service; provide him continuing incentives to promote and enhance Company's short and long term strategies and opportunities by extending bonus opportunities and providing additional stock-based, long term incentives; better align his compensation and termination benefits relative to other executives, within and outside the Company, recognizing his unique and special contributions and responsibilities; prepare for and facilitate a smooth transition of executive roles and leadership upon his anticipated retirement as chief executive officer in early 2002; provide for his continuing service as Chairman through 2003; respond to changing practices in executive compensation since his employment contract was last revised; and modify certain other terms and conditions contained in the Prior Employment Agreement.

          G. Executive and Company desire to address more particularly the results of his retirement as chief executive officer, and provide reasonable accommodations to him thereafter consistent with those being made in the marketplace for long-serving leaders of his stature.

1.   Term

          The term of services under this Agreement commenced as of September 1, 1996 and shall terminate on December 27, 2003.

2.   Position and Duties

          (a) Executive shall be employed by Company as its Chairman and Chief Executive Officer through the earlier of the annual stockholders meeting in 2002 or June 30, 2002 (the "Initial Term"). Executive shall report directly and
                       ------------
solely to Company's Board of Directors ("Board").  The Board agrees to nominate
                                         -----
Executive for election to the Board as a member of its slate at each annual meeting of stockholders during the Initial Term and the Extended Term.
Executive agrees to serve on the Board if elected. The duties and responsibilities of Chairman and Chief Executive Officer shall be as defined in the By-Laws of Company in effect as of the date hereof, and shall be without consideration of other positions Executive may hold with Company. Executive's services are mutually agreed to be unique.

          (b) Executive shall be employed by Company as its Chairman from the completion of the Initial Term through December 27, 2003 (the "Extended Term").
                                                               -------------
During such period, Executive shall continue for all purposes of this Agreement and the Prior Employment Agreement to be an executive officer and key employee of Company and shall report directly and solely to the Board.

          (c) During Executive's period of service hereunder, Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by Company's Board. During the Initial Term, except for disability, illness and reasonable vacation periods, Executive shall devote substantially his full productive time, attention, and energies to the position of Chairman and Chief Executive Officer.

          (d) Without the prior express authorization of Company, Executive shall not, directly or indirectly, during the term of service:

          (1) Render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; or

          (2) Engage in any activity competitive with or adverse to Company's business or welfare, whether alone, as a partner, or as an officer, director, employee or holder (directly or indirectly, such as by means of a trust or option arrangement) of more than 1% of the capital stock of any class of any other corporation.

Notwithstanding the foregoing requirement of substantially full-time services to be rendered by Executive on behalf of Company, his expenditure of reasonable amounts of time in connection with outside activities, not competitive with Company's business, such as additional outside directorships (but only with Board approval), or charitable or professional activities, or, after the Initial Term, other business ventures shall not be considered to be in violation of this Agreement, subject, however, to the requirement that in no event shall any such activities materially interfere with the performance of Executive required under this Agreement. Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not materially interfering with his performance hereunder. Service as an executive of an affiliate of Company, whether separately compensated or not, shall not be considered to be in contravention of this paragraph (d).

3.   Salary

          (a) Through the Initial Term Executive shall continue to receive an annual base salary of $1,000,000 in cash, plus increases for indexed adjustments under the Prior Employment Agreement and as provided below. The Board of Directors (or such Committee as may be designated by the Board) shall review Executive's salary at least annually at or before the first regularly scheduled Board meeting following the annual stockholders meeting of each fiscal year during the Initial Term. The Board (or designated Committee), in its discretion, may increase the base salary based upon relevant circumstances. The base salary shall not be reduced during the Initial Term. The Compensation Committee of the Board shall fulfill the Board's obligations under this Section 3(a) until such designation is revoked by the Board. In addition to any and all deferred balances and prior accrued salary obligations of Company, if during any one year period of January 1 to December 31 commencing in the year 2000, the Consumer Price Index for Urban Wage Earners, San Francisco, published by the Bureau of Labor Statistics of the U.S. Department of Labor ("CPI-W") increases,
                                                             -----
the salary for the following one year period from January 1 to December 31 shall be automatically increased by the same percentage. All past and ongoing indexed salary increases shall be accrued on a continuous basis and shall bear interest from the date of accrual at an annual rate of 120% of the federal long-term rate, with compounding from the effective date of the Prior Employment Agreement. The accrued balance of all indexed salary increases under this and prior agreements, together with accrued interest thereon, shall be paid at the earliest time at which a deduction for federal income tax purposes will be allowed for payment of such amounts under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), but in any event no later than March 31,
                               ----
2004, which earliest time shall be referred to as the "Section 162(m) Deferred
                                                       -----------------------
Payment Date".
------------

          (b) During the Extended Term Executive shall receive an annual base salary of no less than $750,000 (plus adjustments calculated as provided above for CPI-W increases, from base year 1996 through the Extended Term on an amount of $500,000) for the period January 1, 2002 through December 29, 2002 and of no less than $600,000 (plus the same adjustments) for the period January 1, 2003 through December 28, 2003. The Board (or designated committee), in its discretion, may increase the annual base salary based upon relevant circumstances. The base salary shall not be reduced during the Extended Term.

          (c) Except as provided above, base salary shall be paid in installments consistent with Company's usual payroll practices for executive officers.

4.   Bonus

          (a) Executive shall, as provided in, and subject to, this Section 4(a) and Sections 4(b) and (c) below, receive an incentive bonus for each of Company's fiscal years ending December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000, December 30, 2001 and December 29, 2002 under Company's 1996 Executive Incentive Plan in an amount equal to six-tenths of one percent (0.6%) of Adjusted Operating Profits of Company in excess of twenty percent (20%) of the Adjusted Operating Profits of Company for Company's immediately preceding fiscal year. For the fiscal year ending December 28, 2003, such annual bonus shall be in an amount equal to two-tenths of one percent (0.2%) of Adjusted Operating Profits of Company in excess of twenty percent (20%) of the Adjusted Operating Profits for Company's immediately preceding fiscal year. The annual bonus shall be paid immediately upon release by Company of its operational results for the last quarter of each fiscal year referred to above. The amount payable under this Section 4(a) or Section 4(b) shall not be subject to the further discretion of Company's Compensation Committee and shall not be reduced or deferred except as specifically provided in this Section 4 or as otherwise agreed to by Executive.

          For purposes of all calculations, "Adjusted Operating Profits" of Company shall be deemed to constitute operating income, as reported on Company's financial statements, increased for any pre-tax operating income and decreased for any pre-tax operating loss from the Fujitsu joint venture (and any other joint ventures approved by Executive and the Board for these purposes) and increased by any expenses accrued for profit sharing plan contributions, bonuses under Company's Executive Bonus Plan, bonuses to the Chief Operating Officer of Company and, in fiscal years 2002 and 2003, any other Chief Executive Officer, and bonuses (including bonuses under this Agreement and the Prior Employment Agreement) provided for in Sections 4(a), (b) and (d) hereof. The provisions of this Agreement with respect to bonus-related benefits following a termination of service shall supersede any "in service" provisions (including last day of year service requirements) of the 1996 Executive Incentive Plan.

          (b) The maximum bonus initially payable to Executive under Section 4(a) above in each fiscal year shall not be greater than $5,000,000. The amount of the bonus which exceeds the maximum bonus payable in any one fiscal year, if any (the "Excess Bonus") shall be carried over (on a "first-in, first-out"
          ------------
basis) and added to the bonus (if any) determined for any of the next three fiscal years, whether or not any one or more of such fiscal years ends before or after the end of the Extended Term; provided the Excess Bonus, or portion thereof, does not cause the bonus payable in any fiscal year to exceed $5,000,000 or any higher maximum bonus payable in that year.

          (c) If there shall be a combination of Company with another company or a reorganization or capital restructuring of Company, or any other occurrence similar to any of the foregoing, and as a result thereof the amount or value of the bonuses payable pursuant to the bonus formula set forth in Section 4(a) above would be, or could reasonably be expected to be, significantly affected thereby, appropriate adjustment will, at the request of either party, be negotiated to establish a substitute formula to yield an equitable and comparable result. If the parties cannot agree upon such substitute formula, or if the parties cannot agree as to whether or not an occurrence which would give rise to the right of either party to request adjustment pursuant to the foregoing has occurred, the parties shall submit such matter to arbitration under the provisions of Section 27.

          (d) In addition to the bonus payable in each fiscal year under Section 4(a), Executive shall be entitled to receive as an additional bonus such additional amounts as the Board (or such Committees as may be designated by the Board) shall determine in its discretion. In determining the amount of such additional amounts, the Board (or Committee) shall consider among other things Executive's contribution to the accomplishment of Company's long-range business goals, the success of various corporate strategies in which Executive participated in reaching those goals, and Executive's unique services in connection with the maintenance or increase in stockholder value of Company. The Compensation Committee of the Board shall fulfill the Board's obligations under this Section 4(d), until such designation is revoked by the Board.

5.   Stock Options and Related Incentive Plans

          (a) Executive shall be eligible to participate in the Stock Option Plans of Company and any additional or successor incentive plan or plans. Any option grants made to Executive pursuant to such plans shall provide for an expiration date of ten (10) years following the date of grant subject to earlier termination following termination of service only pursuant to Section 5(c), 13 or 15 hereof.

          (b) As of the Effective Date, Executive was granted time-based options to purchase an aggregate 1,200,000 shares of Company's Common Stock (the "New
                                                                          ---
Option" or "New Options"), pursuant to Company stock incentive plans (as
------
amended) under which the options are duly authorized (the "Option Plan" or
                                                           -----------
"Options Plans").  The New Options shall have an exercise price equal to one
--------------
hundred percent (100%) of the fair market value of Company Common Stock as of the Effective Date. Of the New Option shares, 350,000 shares shall become vested and fully exercisable on and after November 15, 2000; 350,000 shares shall become vested and fully exercisable on and after November 15, 2001; 250,000 shares shall become vested and fully exercisable on and after November 15, 2002; and 250,000 shares shall become vested on and after November 15, 2003 and shall become fully exercisable on the date Executive ceases to be an executive officer or any earlier date on which an exercise would not render the option "spread" nondeductible to Company by reason of Section 162(m) of the Code, but in no event later than June 30, 2004; provided in each case that
                                                --------
(except as provided elsewhere in this Agreement or as accelerated under other provisions of this Agreement) Executive is providing services to Company as an officer, director or employee on the applicable vesting date. Each New Option shall be transferable upon election by Executive, to the extent consistent with applicable restrictions under Company's registration of the underlying shares with the SEC.

          (c) Each New Option described in this Section 5 shall be subject to, and governed by, the terms and provisions in the applicable Option Plan, except to the extent of modifications that are expressly provided for in this Agreement. Notwithstanding anything in the applicable Option Plan to the contrary, the New Options shall be exercisable, to the extent vested as provided in Section 5(b) (or vested and made exercisable by acceleration as provided for elsewhere in this Agreement or the Option Plan), for the following periods after the last date of termination of all of Executive's services to Company in any and all capacities as a director, officer or employee of Company:

     (i) in the case of a termination because of death or disability (including Disability), five years;

     (ii) in the case of a termination by reason of Executive's voluntary resignation or retirement, other than pursuant to Section 14,

               (A)  before age 65, without the consent of the Board, one year;

               (B)  before age 65, with the consent of the Board, three years;
     and

               (C)  after age 65, five years;


     (iii) in the case of a termination by Company pursuant to Section 13(a)
     (ii) of this Agreement, 30 days; and

     (iv) in the case of a termination by Executive pursuant to Section 14, or by Company pursuant to Section 13(a)(iii), or by Company for reasons not otherwise referred to above, five years, in each case except as expressly otherwise provided in Section 15(a)(iv).

          (d) Executive agrees to enter into stock option agreements with Company containing the terms and provisions of the New Options together with such other terms and conditions as counsel for Company may reasonably require to assure compliance with applicable federal and state securities law and stock exchange requirements in connection with the issuance of shares of Company Common Stock upon exercise of the New Options granted as provided herein. Company will undertake, as soon as practicable, to register the shares underlying the New Options on Form S-8 under the Securities Act of 1933 (to the extent not previously registered) and shall keep such Form S-8 in effect for the entire period the New Options remain outstanding.

          (e) All outstanding options, stock appreciation rights, restricted stock and other stock-based awards held by Executive prior to November 3, 2000 ("Prior Options") shall remain outstanding in accordance with their original
  -------------
terms and (i) as to options granted prior to September 29, 1996, the terms of the Original Employment Agreement and the Management Continuity Agreement dated July 1, 1991 between Company and the Executive (the "MCA") and (ii) as to
                                                     ---
options contemplated by and granted pursuant to the Prior Employment Agreement, the terms thereof. In the event of any inconsistency or ambiguity with respect to any options, rights, restricted stock or stock-based awards, the provisions that are most favorable to the Executive shall prevail.

          (f) Notwithstanding any provision of this Agreement to the contrary, in no event shall any New Option be exercisable beyond the maximum 10-year period allowed therefor under the applicable Plan.

6.   Reimbursement of Expenses

          Executive shall be authorized to incur and shall be reimbursed by Company for reasonable expenses for the advancement of Company's business pursuant to standing Company policy and those specific categories of such expenses as the Board has defined, which shall not during the period of any service hereunder be reduced as to Executive.

7.   Other Benefits During Service

          (a) During the period of any service hereunder, Executive shall also be entitled to receive all other benefits of service which are, and which may be in the future, generally available to members of Company's management, and specifically, an allowance for use of automobiles as provided from time to time by action of the Board of Directors, as well as, without limitation, group health, disability, and life insurance benefits and participation in any Company profit-sharing, retirement or pension plan, and vacation consistent with the vacation policies of Company.

          (b) No later than March 31st of each year during the term, Company shall pay Executive an amount necessary to reimburse Executive for federal and state income taxes payable with respect to income recognized by the Executive for income tax purposes as a result of (i) Company providing the Executive with the services of any individuals hired as a driver/security guard, and (ii) the amount paid under this Section 7(b), so that Executive will be in the same after-tax position as if no such taxes had been imposed. Company (consistent with past practice) shall reimburse or pay the costs of any driver/guard and security, provided that reimbursement of any residential security costs (exclusive of any driver/guard or any payments under clauses (i) and (ii) above) incurred other than while traveling on Company business shall not exceed $100,000.

          (c) In addition, Company shall provide up to $25,000 each year for expenses incurred by Executive for estate, tax and financial planning, insurance (including annuity) products and benefits, and related attorneys' fees. If such expenses are less than $25,000 in any one year after 1995, the unused amount(s) shall cumulate and be available to Executive in any year thereafter. Company acknowledges that $117,247 in unused amount from periods prior to the effective date of the Prior Employment Agreement and all unused additional amounts since the date of the Prior Employment Agreement shall also be available to Executive in future periods for these purposes.

          (d) If Executive enters into loan agreements for the purpose of exercising any options or warrants (whether such options or warrants arose by virtue of this Agreement or any other past, present, or future agreement between Executive and Company), or paying taxes thereon or on the vesting of restricted stock, Company shall guarantee such loans for a period ending two (2) years after the date of the event causing tax liability to be incurred by reason of such exercise or vesting. Company's obligation to guarantee such loans shall continue notwithstanding Executive's termination of service and shall apply to loans entered into prior to termination of service which may run for a period beyond the Date of Termination (as such term is defined in Section 13(b) hereof), as well as loans obtained subsequent to the Date of Termination, provided that the loan was obtained in connection with the exercise of any option or warrant whenever granted or the vesting of restricted stock. The amount of said guaranteed loans shall not exceed the lesser of: (a) the amount of the exercise price, plus the actual tax paid during the two year period by reason of such exercise and/or vesting, or (b) three and one-half million dollars ($3,500,000). In addition, if Executive enters into any one or more loan agreements for any reason whatsoever, Company shall guarantee such loans for a period ending 180 days after retirement, death, or Disability, or other termination of service hereunder (or after any extended period of consulting, as may be approved by the Board) or, in the case termination by Company other than for good cause as set forth in Section 13(a)(ii) hereof or upon the termination by Executive pursuant to Section 14. The amount of said guaranteed loans shall not exceed three and one-half million dollars ($3,500,000).

8.   Special Retirement Benefit; Change of Control

          (a) Company will maintain a non-discretionary supplemental retirement arrangement (the "Special Retirement Benefit") to provide additional cash
                  --------------------------
payments to Executive that will be paid to Executive upon, or at Executive's election after, the Section 162(m) Deferred Payment Date. The Special Retirement Benefit will accrue from September 29, 1996, at the rate of $400,000 per year on each of December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001.

          (b) The Special Retirement Benefit will be due and payable to Executive on (or at Executive's election after) the Section 162(m) Deferred Payment Date and shall be increased by interest at the rate of 9% per year, compounded annually from September 29, 1996 or the applicable date of accrual under Section 8(a) until paid (the "Interest"). Except for payment as otherwise
                                    --------
provided in Section 8(c) and (e), payment of the Special Retirement Benefit plus the Interest (collectively, the "Retirement Payment") shall be made to Executive
                                 ------------------
only if Executive is Chief Executive Officer of Company on his 65th birthday, provided, however, that a pro rata portion of the Special Retirement Benefit
--------  -------
(determined by multiplying the maximum Special Retirement Benefit by a fraction, the numerator of which is the number of months from January 1, 1997 until Executive's death or Disability and the denominator of which is 60), plus Interest, will be paid to Executive or his designated beneficiary or in the absence of a designated beneficiary, his estate (the applicable beneficiary or estate being herein referred to as "Estate") upon his death or to him or to his
                                    ------
duly authorized representative in event of his Disability as defined in Section 9 hereof.

          (c) If Executive's Service hereunder is terminated by Executive pursuant to Section 14 hereof prior to 2002 or by Company pursuant to Section 13(a)(iii) hereof prior to 2002, or if Company shall terminate Executive's service under this Agreement other than for good cause or because of his death or Disability prior to 2002, the unaccrued installments of the Special Retirement Benefit that would have been payable had he remained as Chief Executive Officer through December 31, 2001, plus Interest, shall be accelerated and accrued immediately and the entire amount of the Retirement Payment shall be payable to Executive no later than the Section 162(m) Deferred Payment Date.

          (d) All cash payments pursuant to the Special Retirement Benefit will be paid from the general funds of Company and no special or separate fund will be established and no segregation of assets will be made to assure the payment of funds pursuant to the Special Retirement Benefit. Executive shall have no right, title or interest whatever in or to any investment which Company may make to aid it in meeting its obligations under the Special Retirement Benefit. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and Executive or any other person. To the extent that Executive acquires a right to receive payments pursuant to the Special Retirement Benefit, such right shall be no greater than the right of an unsecured creditor of Company.

          (e) In the event or anticipation of a Change of Control, as defined in this Section 8, the unaccrued installments of the Special Retirement Benefit shall be accelerated and accrued and the entire amount of the Special Retirement Benefit, plus Interest (in an amount not less than that which would have been payable had he remained as Chief Executive Officer through 2001), shall be payable to Executive immediately prior to such Change of Control or as soon thereafter as practicable.

          (f) For purposes of this Agreement, the term "Change of Control" shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response
                                                  ------------
to any other form or report to the Securities and Exchange Commission or any stock exchange on which Company's shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding a person described in (and who continues to satisfy the requirements and conditions of) the proviso at Rule 13d-1(b)(1)(i), (ii) and (iii) and who has not become subject to Rule 13d-1(e)(1) or (g) is or becomes the beneficial owner, directly or indirectly, of securities of Company representing more than 35% of the combined voting power of Company's then outstanding securities; or (ii) in any two-year period, individuals who were members of the Board at the beginning of such period, plus each new director (other than a participant or designate of a participant in a transaction described in clause (i), (ii), (iii) or (iv) of this sentence) whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board; (iii) there is consummated a merger or consolidation of Company with or into any other entity, other than a merger or consolidation which would result in the holders of the voting securities of Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of either Company or the other entity which survives such merger or consolidation or the parent of the entity which survives such merger or consolidation; (iv) the stockholders of Company approve a plan of complete liquidation of Company or there is consummated the sale or disposition by Company of all or substantially all of Company's assets, other than a sale or disposition by Company of all or substantially all of Company's assets to an entity at least 65% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of Company immediately prior to such sale; or (v) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event that there has been a Change of Control.

           Notwithstanding the foregoing definition, the term "Change of Control" for purposes of this Agreement (a) shall exclude the acquisition of securities representing more than 35% of the combined voting power of Company
(i) by Executive or any group with which Executive is affiliated (as the terms "group" and "affiliate" are defined under the Exchange Act), (ii) by Company,
(iii) by any of its wholly-owned subsidiaries (unless after giving effect to the acquisition, less than 65% of the voting power of the subsidiary is held by Company and persons who were stockholders of Company immediately prior to the acquisition), or (iv) by any trustee (or other fiduciary) holding securities of Company under an employee benefit plan now or hereafter established by Company; and (b) shall not apply to the Prior Options, which shall be governed by the provisions of Section 5(e) and the applicable agreements referred to therein. As used herein, the term "beneficial owner" shall have the same meaning as under
Section 13(d) of the Exchange Act, and related case law.

9.   Disability Benefits

          "Disability" shall mean Executive's incapacity due to physical or mental illness or cause, which results in the Executive being absent from the performance of his duties with Company on a full-time basis for a period of six
(6) consecutive months. The existence or cessation of a physical or mental illness which renders Executive absent from the performance of his duties on a full-time basis shall, if disputed by Company or Executive, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Executive, and one selected by Company. During the period of absence, Executive shall be deemed to be on disability leave of absence, with his compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim Chief Executive Officer on such terms as it deems proper.

           Upon the expiration of twelve (12) consecutive months of such disability leave of absence, Executive's service may be terminated by Company pursuant to the provisions of Section 13(a)(i); provided, however, that prior to the Date of Termination (as defined in Section 13), Executive shall have the right to return to full-time service. At Company's request, Executive shall be required to provide the written opinions of two qualified physicians, one selected by Executive and one selected by Company, to verify Executive's condition of health. If Company refuses to permit Executive to resume full-time service as Chairman and Chief Executive Officer, Company shall be deemed to have terminated this Agreement under Section 13(a)(iii) hereof.

10.  Death During Service; Split Dollar Policy

           If Executive dies during the term of service contemplated by this Agreement, Company shall pay the regular compensation that would otherwise be payable to Executive up to the end of the month in which his death occurs, plus, as a death benefit, compensation for a period of twelve (12) months thereafter at the same monthly rate of base compensation which prevailed during the month of his death. In addition, Executive shall be entitled to receive the payments and benefits enumerated in Sections 8(b) and 13(c). Any amounts payable to

Executive under this Agreement which are unpaid at the date of Executive's death or payable hereunder or otherwise by reason of his death, unless otherwise expressly provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Estate.

           Company shall provide Executive with a split dollar life insurance policy in the amount of one million dollars ($1,000,000). Under the terms of such split dollar arrangement, on Executive's death, Company shall recover its cumulative premiums paid. If Executive's employment with Company terminates for any reason or Executive desires for any reason to dissolve the split dollar arrangement, Executive may take ownership of the policy by paying to Company an amount equal to Company's cumulative premiums paid, in which event Company shall assign to Executive all of its interest under such policy.

11.  Confidential Information

           This and the next following Section 12 supersede all previous agreements, if any, between Executive and Company relating to confidential affairs of Company and to inventions conceived or made by Executive. Executive's obligations hereunder are made partly in consideration of the salary to be paid during service by Company. Confidential information shall mean all information generated by Executive or obtained by Executive from or disclosed to Executive by Company which relates to Company's past, present, and future research, development and business activities, trade secrets, including in particular, all matters of a technical nature, such as "know-how," formulae, secret processes or machines, inventions, and research projects, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, and any other information of a similar nature, also including plans for further development. Except as authorized by Company in writing, Executive shall hold all such confidential information in trust and confidence for Company, and agrees not to disclose them to anyone outside of Company, either during or after service with Company. This commitment shall impose no obligation upon Executive with respect to any portion of the confidential information which (i) is now or hereafter, through no act or failure to act on his part, becomes generally known or publicly available, (ii) is hereafter furnished to Executive by a third party as matter of right and without restriction on disclosure, or (iii) is furnished to others by Company without restriction on disclosure. Executive further agrees to deliver promptly to Company on termination of employment with Company, or at any time it may so request all memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents containing any confidential information as defined above, including all copies of such materials which Executive may then possess or have under his control. The rights and obligations set forth in this Section 11 shall survive according to the terms hereof and continue after any expiration or termination of this Agreement or the service specified herein. In the event of a breach or threatened breach by Executive of the provisions of this Section 11, Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any of such confidential information, or from rendering any services to any person, firm, corporation, association, or other entity to whom such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed.

12.  Inventions, Patents, Copyrights and Proprietary Information

           Executive agrees that all inventions, works of authorship, trade secrets, and proprietary information (including new contributions, improvements, ideas, or discoveries), patentable or unpatentable, copyrightable or uncopyrightable, conceived, made or first actually reduced to practice by him solely or jointly with others during the period of his service with Company and which are either related in any manner to the business (commercial or experimental) of Company or of any of its subsidiaries, including product, service, research and development fields in which Company or any of its subsidiaries has been or is engaged or plans to engage, or to Executive's employment activities, or are conceived, made or first reduced to practice in whole or in part on Company time or with the use of Company facilities or materials (except any invention which qualifies fully for exemption under
Section 2870 of the California Labor Code) shall belong to Company; provided
                                                                    --------
that works of authorship concerning Executive or the electronics industry, and any copyrights thereon, shall belong to Executive and Executive shall seek authorization in writing pursuant to Section 11 for disclosure of any confidential information contained therein. Executive further agrees that he will:

           (a) Promptly disclose such inventions, works of authorship, trade secrets and proprietary information to Company;

           (b) Notify Company of any invention which he claims qualifies for exemption under Section 2870 of the California Labor Code and offer to disclose such inventions to Company in confidence;

           (c) Assign to Company, at its request and without additional compensation, the entire rights to the inventions for the United States and all foreign countries;

           (d) Sign all papers within the truth, necessary to carry out the above; and

           (e) Give testimony (but without expense to Executive) in support of his inventorship, idea or trade secret, or as otherwise reasonably deemed necessary by counsel to Company.

           Executive agrees to accept the compensation provided by this Agreement as his sole compensation for the use, lease, sale or other transfer by Company of any such inventions, works of authorship, trade secrets and proprietary information or of any such patents obtained by it in such inventions, works of authorship, trade secrets or proprietary information.

           To the best of Executive's knowledge, there is no other contract to assign inventions, works of authorship, patents, trade secrets, or other proprietary information that is now in existence between him and any other person, corporation or partnership, unless Executive has so indicated below, and unless a copy of any such other contract is attached hereto.

13.  Termination by Company

           (a) Company shall have the right to terminate Executive's service hereunder under the following circumstances:

     (i) Upon ten (10) days' written notice from Company to Executive in the event of disability which has incapacitated him from performing his duties for twelve (12) consecutive months as determined under Section 9, subject to Executive's right to reinstatement as provided in Section 9, provided that any such determination after Executive reaches age 65 shall not prejudice any rights or benefits to which he would have been entitled had he voluntarily retired as of such date under this Agreement.

     (ii) For good cause upon ten (10) days' written notice from Company. Termination by Company of Executive's service for "good cause" as used in this Agreement shall mean (A) that the Board of Directors has found that Executive has committed a material act of theft, misappropriation, or conversion of corporate funds, or (B) a termination of Executive's employment during the Initial Term (other than in contemplation of, in connection with or following a Change in Control (as defined in Section 8 hereof)) as a result of Executive's demonstrably willful, deliberate and continued failure to follow reasonable directives of the Board of Directors (other than for any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure in connection with a resignation by Executive pursuant to Section 14 hereof) within Executive's ability to perform, which failure has had a material adverse effect on Company. For purposes of the previous sentence, no act or failure to act by Executive shall be deemed "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action or omission was in the best interest of Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for good cause under clause (B) above unless and until: (1) there shall have been delivered to Executive a copy of a resolution duly adopted by the Board of Directors in good faith at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board of Directors), finding that Executive was guilty of conduct set forth above in clause (B) and specifying the particulars thereof in reasonable detail, and (2) Executive shall have been provided the opportunity to correct the performance at issue within 20 business days after his receipt of the resolution; and (3) if Executive contests such finding (or a conclusion that he has failed to timely cure the performance in response thereto), the arbitrators by final determination in an arbitration proceeding pursuant to Section 27 hereof have concluded that Executive's conduct met the standard for termination for "good cause" above and that the Board of Directors' conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 13.

     (iii) Upon ninety-five (95) days' written notice to Executive where the Board by majority vote, elects to terminate Executive for any reason, other than the reasons referred to in subparagraphs (i) or (ii) above.

              (b) Except as provided in the following sentences of this clause
(b) and clauses (c) and (d), as used in this Agreement "Date of Termination"
                                                        -------------------
shall mean the date specified in the written notice of termination given by Company pursuant to Section 13(a)(i), (ii) or (iii) hereof, or the effective date of a termination of services for any other reason. If Executive dies, the date of Executive's death shall be the Date of Termination. Further, if within sixty (60) days after any notice of termination is given, the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date as finally determined by mutual written agreement of the parties or by a final and binding arbitration award. Any party giving notice of a dispute shall pursue the resolution of such dispute. During the period until the dispute is finally resolved in accordance with this Section 13(b), Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, employee benefit, health and welfare and insurance plans, programs, arrangements and perquisites in which Executive was participating or to which he was entitled when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 13(b). Amounts paid under this
Section 13(b) shall be repaid to Company or be offset against or reduce any other amounts due Executive under this Agreement, if appropriate, only upon the final resolution of the dispute.

              (c) If Executive's service hereunder is terminated by reason of Executive's death or Disability pursuant to Section 13(a)(i) hereof, Executive or his Estate shall be entitled to receive 100% of his base salary (including adjustments) for the remainder of the Initial Term, the amounts provided under
Section 10, his compensation under Sections 4(a), (b) and 4(d) hereof for the fiscal year in which the Date of Termination occurs and for the following fiscal year, and any Excess Bonus remaining unpaid as of the date the foregoing bonuses are paid. Company may purchase insurance to cover all or any part of its obligations set forth in the preceding sentence, and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. In addition to the foregoing, the New Options and all Prior Options (collectively, the "Options") which otherwise would have vested within two years following the Date
--------
of Termination shall accelerate, vest and become exercisable on the Date of Termination. The New Options shall remain exercisable as provided in Section 5(c). In addition, Executive or his estate (or spouse or dependents, as applicable) shall be entitled to the benefits contemplated by Section 16(a)(i) and (iii).

              (d) If Executive's service hereunder is terminated pursuant to
Section 13(a)(ii) hereof, or by reason of Executive's voluntary termination other than pursuant to Section 14 hereof, Company shall be obligated to pay Executive only such severance compensation as the Board by majority vote deems appropriate, or none at all, and such other benefits and compensation as is expressly provided for under other provisions of this Agreement (including but not limited to Sections 4(b), 5(c), 5(e), 8, 16 and 17) and Company's ongoing obligations under Sections 3 and 4 shall cease (except as to any and all obligations that are either accrued or deferred or both). Any and all of Company's obligations under other sections of this Agreement shall continue. The New Option shall remain exercisable as provided in Section 5(c).

              (e) If Executive's service hereunder is terminated pursuant to
Section 13(a)(iii), the provisions of Sections 15 and 16 hereof shall apply.

              (f) All Prior Options shall be and remain subject to the provisions of Section 5(e) hereof.

14.  Termination by Executive

          Executive shall have the right to terminate his service under this Agreement upon 30 days' notice to Company given within 180 days following the date on which the Executive becomes aware of any of the following events:

          (a) Executive is not elected or retained as Chairman and Chief Executive Officer and a director of Company at any time during the Initial Term or as Chairman and a director of Company at any time during the Extended Term;

          (b) any assignment to Executive of any duties other than those reasonably contemplated by, or any limitation of the powers or prerogatives of Executive in any respect not reasonably contemplated by, Section 2 hereof;

          (c) any removal of Executive from responsibilities substantially similar to those described or contemplated in Section 2 hereof (except pursuant to Section 13 (a)(ii) hereof);

          (d) any reduction in, or limitation upon, the compensation, reimbursable expenses or other benefits provided in Sections 3 through 10, other than by valid public law or regulation;

          (e) any assignment to Executive of duties that would require him to relocate or transfer his current principal place of residence in Southern California, or would make the continuance of such current principal place of residence unreasonably difficult or inconvenient for him; or

          (f) a Change of Control of Company (as defined in Section 8 hereof); provided that in such event no advance notice shall be required.

15. Consequences of a Section 14 Termination by Executive, a Termination by Company for Certain Reasons or a Breach by Company

          (a) If Executive's service hereunder is terminated by Executive pursuant to Section 14 hereof during the Initial Term or the Extended Term, or by Company pursuant to Section 13(a)(iii) hereof during the Initial Term or the Extended Term, or if Company shall otherwise terminate Executive's services under this Agreement (other than for good cause or because of death or disability) during the Initial Term or the Extended Term, the following shall apply:

     (i) Executive shall continue to receive Executive's base salary (in effect in the fiscal year in which the Date of Termination occurs and as adjusted under Section 3) until the end of the Extended Term; provided, however,
                                                          --------
     that in the event of a Change of Control (as defined in Section 8 hereof), such base salary shall be payable for no less than three years following the Date of Termination. Company shall as soon as practicable but no later than 10 business days after the Date of Termination pay to Executive in a lump sum the full amount to which he is entitled under this Section 15(a)(i).

     (ii) Executive shall be entitled to receive the bonuses that would have been paid to Executive under Sections 4(a), (b) and 4(d) hereof for (x) the fiscal year in which such Date of Termination occurred, (y) the fiscal year following the fiscal year in which the Date of Termination occurred, and
     (z) any subsequent fiscal year to the extent that the carry-over provisions of Section 4(b) hereof are applicable, provided that no bonus shall be first accrued for any period following the last fiscal year in which the last day of the Extended Term occurs. Notwithstanding the foregoing, in the event of a Change of Control (as defined in Section 8 hereof), Company shall pay Executive immediately an amount equal to the average of the two highest bonuses paid (or payable) to Executive for the last five full fiscal years immediately prior to such Change of Control, plus any and all amounts that may be carried-over pursuant to Section 4(b) hereof, and shall pay Executive as soon as determinable the difference between any greater amount determined pursuant to the preceding sentence and such average amount previously paid. Except as provided with respect to a Change of Control, any bonuses otherwise payable pursuant to this Section 15(a)(ii) shall be paid to Executive (or his Estate) at the same time as such bonuses would have been paid to Executive if Executive's service hereunder had not been terminated. The bonus payable for the fiscal year following the fiscal year in which the Date of Termination occurs shall be calculated and paid as if Executive's service hereunder had not been terminated, notwithstanding any "in service", eligibility status or other requirements under the 1996 Executive Incentive Plan.

     (iii) The vesting and exercisability of all New Options and all other options, stock appreciation rights, restricted stock or other stock-based awards granted by Company to Executive shall accelerate and all of them shall become fully vested and exercisable on the Date of Termination.

     (iv) Any New Options that are exercisable without regard to this Section 15 shall remain exercisable as provided in Section 5(c), except that any New Options that become exercisable solely by reason of the provisions of
     Section 15(a)(iii) before September 12, 2001 shall remain exercisable for a period of only three years.

     (v)   In addition to all other amounts payable to Executive under this
     Section 15, the Executive shall be entitled to receive, not later than the 15th day following the Date of Termination, all benefits payable to him under any of Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, the Special Retirement Benefit and any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans or expressly provided by other provisions of this Agreement, whether now existing or hereafter established, with additional service and benefit credits (based on not less than the amount of salary and bonus Executive would have received under this Agreement had his services not terminated) for periods through the Extended Term.

     (vi) Company shall also pay to Executive, not later than the 15th day following the Date of Termination, an amount equal to all unvested Company contributions credited to the Executive's account under any tax-qualified employee benefit plan maintained by Company as of the Date of Termination.

     (vii) Company shall also pay to Executive all legal fees and expenses incurred by the Executive (1) in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (Executive shall have no obligation to repay any such legal fees or expenses regardless of the outcome of any contest or dispute), or (2) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.

     (viii) Company shall also pay to Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under Section 3 hereof, in effect on the Date of Termination, for each day of vacation or sick leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under Company's vacation and sick leave policies.

          (b) Upon a Change of Control, Company's obligation to pay the benefits described herein shall be absolute and unconditional, shall be paid as soon as practicable but not more than ten (10) business days thereafter or (if expressly provided herein) as earlier or later herein provided, and shall not be affected by any circumstances or any set-off, counter-claim, recoupment, defense or other right which Company or any of its subsidiaries may have or claim against Executive or anyone else.

16.  Other Benefits Following Termination of Service

          (a) If Executive's service is terminated by Company other than pursuant to Section 13(a)(ii), or terminated by Executive pursuant to Section 14 on or before the last day of the Extended Term, or if Executive completes the term of service contemplated by Section 2, or if Executive dies, retires from service as Chief Executive Officer or Chairman (or both) with the consent of the Board before age 65, or retires as Chief Executive Officer or Chairman (or both) after age 65, in addition to the benefits provided under Section 15 in the applicable circumstances, Executive shall also be entitled to the following benefits:

     (i) Company shall provide at its expense for his lifetime, his spouse's lifetime and until his youngest child or other eligible dependent reaches age 21, health and welfare benefits, at least comparable to those benefits in effect on the date hereof or, if greater, immediately prior to the Date of Termination, including but not limited to medical, dental, disability, spouse and dependent care, and life insurance coverage. At Company's election, health benefits may be provided by reimbursing Executive or his spouse or child's guardian, as the case may be, for the cost of converting group policy to individual coverage, or for the cost of extended COBRA coverage. Company shall also pay to Executive or his spouse or child's guardian, as the case may be, an amount calculated to pay any income taxes due as a result of the payment by Company on Executive's behalf for such health benefits. Such tax payment shall be calculated to place Executive (and his spouse and dependents) in the same after-tax position as if no such income taxes had been imposed. Notwithstanding anything to the contrary in this Agreement, if Executive's service terminates after completion of thirty (30) years of service or

Executive dies or is disabled, benefits pursuant to this Section 16(a)(i) shall continue as above provided in the case of a retirement, expiration or termination.

     (ii) Company shall allow Executive the continued use of a Company automobile and security/driver on the same terms which existed on the date hereof or, if greater, immediately prior to the Date of Termination, until five (5) years after the expiration of the Extended Term.

     (iii) Company shall provide Executive (or his surviving spouse) up to $25,000 each year for expenses incurred by Executive (or surviving spouse) for estate, tax and financial planning, insurance (including annuity) products and benefits and related legal fees, until five years after the expiration of the Extended Term. Such amount shall cumulate as provided in
     Section 7(c) hereof and be paid at the conclusion of such period to the extent not used.

     (iv) Company shall provide Executive with an office and secretarial services equivalent to those provided to Executive in his Southern California office on the date hereof or, if greater, immediately prior to the Date of Termination, until five years after the expiration of the Extended Term.

     (v) Company shall provide continued access to and use of Company facilities and services comparable to those provided to him prior to his retirement as Chief Executive Officer, including access to Company aircraft, apartments, memberships, and clubs, on substantially the same basis as such facilities and services are now provided or are provided to him prior to his retirement as Chief Executive Officer, for business and for personal use, as the case may be, until five years after the expiration of the Extended Term; provided that in the case of Company aircraft, such access shall be subject to the approval of Company's chief executive officer.

          (b) Unless Executive's service is terminated by Company for good cause, for at least ten (10) years following the Date of Termination, Executive shall continue to be indemnified under Company's Certificate of Incorporation and Bylaws at least to the same extent as prior to the Date of Termination or any earlier Change of Control, whichever is greater, and Executive shall continue to be covered by the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or shall be provided coverage at least equivalent to, those Company carried prior to the Date of Termination or any earlier Change of Control, whichever is greater.

          (c) If all or any portion of the amounts payable to Executive or his Estate under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment), Company shall pay to Executive an amount necessary to place Executive in the same after-tax position as Executive would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such additional amount shall initially be made by the independent accounting firm then employed by Company. If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Company (or its successor) shall pay Executive an amount equal to the sum of (1) such additional excise taxes, (2) any interest, fines and penalties resulting from such underpayment, plus (3) an amount necessary to reimburse Executive for any income, excise or other taxes payable by Executive with respect to the amounts specified in (1) and (2) above, including any income, excise or other taxes payable with respect to such amounts, and the reimbursement provided by this clause.

          (d) Notwithstanding anything in this Section 16 to the contrary, Executive may elect in his sole discretion not to have any portion of any payment be paid or not to have the vesting of any Options accelerated in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

17.  Indemnification

          In addition to the provisions of Section 16(b), in the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that Executive is or was a director or officer of Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by Company in any capacity at Company's request, Executive shall be indemnified by Company, and Company shall pay Executive's related expenses when and as incurred, all to the full extent permitted by law.

18.  Remedies

          Company recognizes that because of Executive's special talents, stature and opportunities in the semiconductor industry, in the event of termination by Company hereunder (except under Section 13(a)(ii)), or in the event of termination by Executive under Section 14, before the end of the Extended Term, Company acknowledges and agrees that the provisions of this Agreement regarding further payment of base salary, bonuses, and the exercisability of Options and other benefits constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the Extended Term. Notwithstanding the foregoing, amounts paid or benefits provided under Section 16(a)(ii) through (v) shall be so limited or reduced. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

19.  Binding Agreement

          This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns, and Company, its successors and assigns. Except as contemplated by Section 5(b), Executive may not, without the express written permission of Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. If the Executive should die while any amount would still be payable to Executive if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to the Executive's Estate.

20.  No Attachment

          Except as required by law or with the consent of Company or by laws of descent and distribution or permitted designation, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

21.  Assignment

          Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall at Executive's election be deemed a material breach of this Agreement and shall entitle the Executive to compensation from Company in an amount equal to the greater of (A) the same amount on the same terms as the Executive would be entitled under Section 15 and
Section 16 hereof upon a termination without good cause by Company, or (B) the benefits hereunder upon a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination. As used in this Agreement, "Company" shall mean Company as defined above and, unless the context otherwise requires, any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

22.  Waiver

          No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

23.  Notice

          For the purposes of this Agreement and the Prior Employment Agreement, notices and all other communications provided for in this Agreement or the Prior Employment Agreement shall be in writing and shall be deemed to have been duly given when personally delivered and acknowledged or delivered by United States registered mail, return receipt requested, addressed to the Executive at 10659 Bellagio Road, Los Angeles, California 90077, with a copy to Diana L. Walker, O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071-2899 in the case of Executive, and in the case of Company, to the attention of the Chairman of the Compensation Committee of the Board of Directors with copies to the Chief Financial Officer and the Secretary of Company at the principal executive offices of Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

24.  Governing Law

          This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

25.  Costs

          Company shall pay all the expenses of Executive, including attorneys' fees, in the negotiation and preparation of this Agreement, in addition to Company's own expenses in connection therewith.

26.  Severability

          If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

27.  Arbitration

          (a) Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof or the provision or failure to provide any other benefits upon a change of control pursuant to any other bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with Company and/or any of its subsidiaries as "change of control" may be defined in such other agreement or plan, which benefits constitute "parachute payments" within the meaning of Section 280G of the Code, shall be settled exclusively and finally by arbitration. If this Section 27 conflicts with any provision in any such compensation or bonus plan, stock option plan or any other similar plan or agreement, this provision requiring arbitration shall control.

          (b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American
                                   -----------------
Arbitration Association (the "AAA").  The arbitral tribunal shall consist of
                              ---
three arbitrators, one chosen by Company, one chosen by the Executive and one chosen by the preceding two persons.

          (c) Company shall pay all of the fees, if any, and expenses of such arbitration, and shall also pay all Executive's expenses, including attorneys' fees, incurred in connection with the arbitration regardless of the final outcome of such arbitration.

          (d) The arbitration shall be conducted in Los Angeles if initiated by Company and in San Francisco if initiated by the Executive or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

          (e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

          (f) The parties stipulate that discovery may be held in any such arbitration proceeding as provided in Section 1283.05 of the California Code of Civil Procedure, as may be amended or revised from time to time.

28.  Entire Agreement

          Except as otherwise specifically provided herein, as of the Effective Date, all previous agreements relating to the continuing employment of the Executive to the extent inconsistent herewith, including, but not limited to the Prior Employment Agreement and the MCA, are hereby superseded, and this Agreement embodies all agreements, contracts, and understandings by and between the parties hereto. Notwithstanding the foregoing, nothing contained in this Agreement shall adversely affect or limit any rights Executive may have or any benefits Executive may be entitled to receive under any other agreements, plans, programs or otherwise, including, without limitation, any pension, retirement, health, welfare or fringe benefit arrangements, the Restricted Stock Award Agreement dated August 5, 1994 between Company and Executive and any and all stock option, stock appreciation rights or restricted stock award agreements or other stock based benefits held by Executive. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

29.  Survival

          The terms of this Agreement shall survive a termination of Executive's services.


W. J. SANDERS III                                   ADVANCED MICRO DEVICES, INC.



/s/ W.J. Sanders III                             By: /s/ Charles M. Blalack
--------------------                                ----------------------------
                                                        CHARLES M. BLALACK
                                                        Chairman, Compensation
                                                        Committee